Registration No. 333-73746
Rule 424(b)(2)

PRICING SUPPLEMENT No. 14 Dated May 24, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $100,000,000
Price to Public: 100%	Proceeds to HFC: 99.94%
Issue Date: June 3, 2002	Stated Maturity: June 3, 2004
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on May 31, 2002
Interest Rate Basis: Federal Funds Rate
Spread or Spread Multiplier: .89% (.89 basis points)
Interest Payment Dates: On the 3rd of September, December, March and June of each year, commencing September 3, 2002, and the State Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily
Agent:
Goldman, Sachs & Co.	$100,000,000	DTC 0005

Agent's Discount or Commission: .06%	CUSIP: 44181KP65